Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120866 and 333-1200867 on Form S-8 of our report dated March 13, 2008, relating to the consolidated financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption by Neenah Paper, Inc. and subsidiaries of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, on January 1, 2007 and the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on December 31, 2006 and the provisions of  Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on January 1, 2006), and our report dated March 13, 2008 related to the Company’s effectiveness of internal control over financial reporting  appearing in this Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2007 which expresses an adverse opinion on the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 13, 2008